EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Flushing Financial Corporation

We have issued our reports dated March 16, 2011, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Flushing Financial Corporation and subsidiaries on Form 10-K for the year ended December 31, 2010.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Flushing Financial Corporation on Forms S-8 (File Nos. 33-98202, effective October 16, 1995; 333-125358, effective May 31, 2005; 333-136669, effective August 16, 2006, 333-151185, effective May 23, 2008, 333-151187, effective May 23, 2008 and 333-163010, effective November 11, 2009), and Form S-3 (File Nos. 333-155762, effective January 8, 2009).

/S/ GRANT THORNTON LLP

New York, New York
March 16, 2011